Exhibit 99.1

Pacific Capital Bancorp Announces Planned Sale of Refund Anticipation Loan and Refund Transfer Businesses

SANTA BARBARA, Calif.--(BUSINESS WIRE)--December 24, 2009--Pacific Capital Bancorp (Nasdaq: PCBC), a community bank holding company, today announced that it plans to sell its E-Filing Financial Services Division (the “Tax Division”) that offers Refund Anticipation Loan ("RAL") and Refund Transfer ("RT") tax products as part of the Company’s ongoing efforts to strengthen its capital ratios. The Company has signed a non-binding letter of intent with a private equity firm to sell the Tax Division. Pacific Capital Bancorp received notification from the Office of the Comptroller of the Currency (“OCC”) on December 18, 2009, that it would not receive regulatory approval to originate any RALs during 2010.

“Following the review of our capital plan with the OCC, we have determined that the best course of action is for the Company to pursue a sale of the Tax Division,” said George Leis, President and CEO of Pacific Capital Bancorp. “The sale of the business will help return Pacific Capital Bancorp to its roots of being a pure community bank serving the Central Coast of California, while also providing an infusion of capital that will further strengthen the financial position of the Company. We intend to enter into a definitive agreement with this private equity firm for the sale of the business prior to the start of the 2010 tax season in January.”

The intended purchaser of the Tax Division is working with a number of institutions to replace Pacific Capital Bank, N.A., as the originating bank for these products, and has indicated that the entire management team of the Tax Division, led by Rich Turner, will continue to manage the operations after the sale.

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

Forward Looking Statements

Certain matters contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the planned sale of the RAL and RT businesses and the anticipated impact of a capital infusion on the financial position of the Company. Such forward-looking statements are typically preceded by, followed by or include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Comparisons of results or balances between historical periods or dates do not mean or imply that the same or similar trends will continue or be evident in any future period. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Executive Vice President, Investor Relations
(805) 884-6680
Debbie.Whiteley@pcbancorp.com
or
Financial Profiles
Tony Rossi
(310) 277-4711 ext. 119
trossi@finprofiles.com